EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-123150 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement Nos. 333-107073, 333-114758, 333-136534, 333-142106, 333-145709 of Enterprise Products Partners L.P. on Form S-3 of our reports dated February 28, 2008, relating to the financial statements of Enterprise Products Partners L.P. and the effectiveness of Enterprise Products Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2008